CONTACTS:

Media Inquiries
Cheryl Kilborn
(248) 435-7907
cheryl.kilborn@meritor.com

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Eric Birge
(248) 435-1816
eric.birge@meritor.com

Meritor Reports Second-Quarter Fiscal Year 2016 Results

Achieves Adjusted EBITDA Margin of 9.9 Percent

Generates Net Income from Continuing Operations Attributable to Meritor of $33 Million

TROY, Mich. (May 4, 2016) - Meritor, Inc. (NYSE: MTOR) today reported financial results for its second fiscal quarter ended March 31, 2016.

Second-Quarter Highlights

•	Sales were $821 million, down $43 million, or approximately 5 percent, from the same period last year.

•
Net income attributable to Meritor from continuing operations on a GAAP basis was $33 million, or diluted earnings per share of $0.36, compared to $39 million, or diluted earnings per share of $0.38 in the same period last year.

•
Adjusted income from continuing operations was $38 million, or adjusted diluted earnings per share of $0.41, compared to $43 million, or adjusted diluted earnings per share of $0.42, in the same period a year ago.

•	Adjusted EBITDA was $81 million, compared to $87 million in the same period last year. Adjusted EBITDA margin was 9.9 percent for the quarter, compared to 10.1 percent in the same period last year.

•	Free cash flow was $19 million in the second quarter of fiscal year 2016, compared to $27 million in the same period a year ago.

Second-Quarter Results
For the second quarter of fiscal year 2016, Meritor posted sales of $821 million, down $43 million, or approximately 5 percent, from the same period last year. The decrease in sales was driven by lower truck production volumes in North and South America and the effect of foreign exchange translation, particularly in Brazil.
Net income attributable to Meritor from continuing operations on a GAAP basis was $33 million, or $0.36 per diluted share, compared to $39 million, or $0.38 per diluted share, in the same period last year.
Adjusted income from continuing operations in the second quarter of fiscal year 2016 was $38 million, or adjusted diluted earnings per share of $0.41, compared to $43 million, or adjusted diluted earnings per share of $0.42, in the same period a year ago.
Adjusted EBITDA was $81 million, compared to $87 million in the second quarter of fiscal year 2015. Adjusted EBITDA margin for the second quarter of fiscal year 2016 was 9.9 percent, compared to 10.1 percent in the same period last year. The decline in Adjusted EBITDA and Adjusted EBITDA margin was driven by lower production volumes in North and South America and a non-recurring foreign currency hedge gain in the second quarter of 2015, which was partially offset by lower material, labor and burden costs.
Cash flow from operating activities in the second quarter of fiscal year 2016 was $44 million, compared to $38 million in the same period last year. Free cash flow for the second quarter of fiscal year 2016 was $19 million, compared to $27 million in the same period last year, primarily due to higher capital expenditures.

Second-Quarter Segment Results
Commercial Truck & Industrial sales for the second quarter of fiscal year 2016 were $631 million, down $50 million compared to the same period last year. The decrease in sales was due to lower production in North and South America and the effect of foreign exchange translation, particularly in Brazil.

Segment EBITDA for the Commercial Truck & Industrial segment was $56 million for the quarter, down $1 million from the second quarter of fiscal year 2015. Segment EBITDA margin increased to 8.9 percent, up from 8.4 percent in the same period last year. The increase in segment EBITDA margin was driven primarily by lower material, labor and burden costs which more than offset the one-time foreign exchange hedge gains from a year ago.
The Aftermarket & Trailer segment posted sales of $218 million, up $6 million from the same period a year ago. The increase in sales was primarily driven by higher trailer production in North America.
Segment EBITDA for Aftermarket & Trailer was $28 million for the quarter, down $2 million from the second quarter of fiscal year 2015. Segment EBITDA margin was 12.8 percent down from 14.2 percent in the second quarter of fiscal year 2015. The decrease in Segment EBITDA and Segment EBITDA margin was primarily driven by unfavorable product mix.

Outlook for Fiscal Year 2016
The company is revising its guidance for fiscal year 2016 as follows:

•	Revenue to be approximately $3.275 billion, as compared to the prior outlook of approximately $3.4 billion.

•	Adjusted EBITDA margin to be approximately 10.0 percent, unchanged from prior expectations.

•	Adjusted diluted earnings per share from continuing operations to be in the range of $1.55 to $1.65, as compared to the prior outlook in the range of $1.65 to $1.75.

•	Free cash flow to be approximately $90 million, down from the prior outlook of approximately $110 million.
Meritor anticipates the following for the entire company:

•	Capital expenditures of approximately $90 million.

•	Interest expense in the range of $80 million to $90 million.

•	Cash interest in the range of $65 million to $75 million.

•	Effective income tax rate of approximately 15 percent.

“We are continuing to execute well despite volatility in certain end markets,” said Jay Craig, CEO and president. “M2016 is a transformational strategy for the company. We remain on track to achieve the underlying financial goals for new business, net debt reduction and improved margin performance as we stay committed to M2016 and providing a greater return to our shareholders.”

Second-Quarter Fiscal Year 2016 Conference Call
Meritor will host a conference call and webcast to discuss the company's second-quarter results for fiscal year 2016 on Wednesday, May 4 at 10 a.m. ET.
To participate, call (503) 343-6062 at least 10 minutes prior to the start of the call. Please reference passcode 90728042 when registering. Investors can also listen to the conference call in real time or access a recording of the call for seven days after the event by visiting the investors page on meritor.com.
A replay of the call will be available starting at 1 p.m. ET on May 4, until 11:59 p.m. ET on May 11 by calling (855) 859-2056 (within the United States) or (404) 537-3406 for international calls. Please refer to replay passcode 90728042. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the home page or the investors page.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 8,400 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 18 countries. Meritor’s common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at meritor.com.

Forward-Looking Statement
This release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to reliance on major original equipment manufacturer (“OEM”) customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto, in the event one or more countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); rising costs of pension and other postemployment benefits; the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; possible changes in accounting rules; and other substantial costs, risks and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the company with the SEC. See also the following portions of our Annual Report on Form 10-K for the fiscal year ended September 30, 2015, as amended: Item 1.Business, “Customers; Sales and Marketing”; “Competition”; “Raw Materials and Supplies”; “Employees”; “Environmental Matters”; “International Operations”; and “Seasonality; Cyclicality”; Item 1A.Risk Factors; Item 3.Legal Proceedings; and Item 7.Management’s Discussion and Analysis of Financial Condition and Results of Operations. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Financial Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) we have provided information regarding non-GAAP financial measures. These non-GAAP financial measures include Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations, Adjusted EBITDA, Adjusted EBITDA margin, and Free cash flow.
Adjusted income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings (loss) per share from continuing operations before restructuring expenses, asset impairment charges, non-cash tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards, and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as Adjusted

EBITDA divided by consolidated sales from continuing operations. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA, Adjusted EBITDA margin and Adjusted diluted earnings (loss) per share from continuing operations are meaningful measures of performance as they are commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. Management believes that Free cash flow is useful in analyzing our ability to service and repay debt and return value directly to shareholders.
    Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to repay debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses.
These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies. Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Segment EBITDA and EBITDA Margins
Segment EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense and asset impairment charges. We use Segment EBITDA as the primary basis for the Chief Operating Decision Maker to evaluate the performance of each of our reportable segments. Segment EBITDA margin is defined as Segment EBITDA divided by consolidated sales from continuing operations.

MERITOR, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Sales	$821	$864	$1,630	$1,743
Cost of sales	(700)	(749)	(1,405)	(1,513)
GROSS MARGIN	121	115	225	230
Selling, general and administrative	(60)	(57)	(116)	(122)
Restructuring costs	(2)	(3)	(3)	(6)
Other operating income (expense), net	(3)	—	(3)	1
OPERATING INCOME	56	55	103	103
Other income (expense), net	(2)	2	(1)	4
Equity in earnings of affiliates	7	9	17	18
Interest expense, net	(21)	(21)	(43)	(40)
INCOME BEFORE INCOME TAXES	40	45	76	85
Provision for income taxes	(7)	(6)	(14)	(13)
INCOME FROM CONTINUING OPERATIONS	33	39	62	72
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	(1)	4	(3)	1
NET INCOME	32	43	59	73
Less: Net income attributable to noncontrolling interests	—	—	(1)	(1)
NET INCOME ATTRIBUTABLE TO MERITOR, INC.	$32	$43	$58	$72

NET INCOME ATTRIBUTABLE TO MERITOR, INC.
Net income from continuing operations	$33	$39	$61	$71
Income (Loss) from discontinued operations	(1)	4	(3)	1
Net income	$32	$43	$58	$72

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.36	$0.38	$0.65	$0.70
Discontinued operations	(0.01)	0.04	(0.03)	0.01
Diluted earnings per share	$0.35	$0.42	$0.62	$0.71

Diluted average common shares outstanding	92.5	102.9	93.5	102.0

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	March 31, 2016	September 30, 2015
ASSETS:
Cash and cash equivalents	$94	$193
Receivables, trade and other, net	426	461
Inventories	362	338
Other current assets	53	50
TOTAL CURRENT ASSETS	935	1,042
Net property	427	419
Goodwill	399	402
Other assets	332	332
TOTAL ASSETS	$2,093	$2,195

LIABILITIES AND EQUITY (DEFICIT):
Short-term debt	$25	$15
Accounts and notes payable	511	574
Other current liabilities	253	279
TOTAL CURRENT LIABILITIES	789	868
Long-term debt	978	1,036
Retirement benefits	611	632
Other liabilities	316	305
Total deficit attributable to Meritor, Inc.	(626)	(671)
Noncontrolling interests	25	25
TOTAL DEFICIT	(601)	(646)
TOTAL LIABILITIES AND DEFICIT	$2,093	$2,195

MERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
AND ADJUSTED EBITDA-RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Sales:
Commercial Truck & Industrial	$631	$681	$1,264	$1,384
Aftermarket & Trailer	218	212	421	420
Intersegment Sales	(28)	(29)	(55)	(61)
Total sales	$821	$864	$1,630	$1,743
Segment EBITDA:
Commercial Truck & Industrial	$56	$57	$108	$113
Aftermarket & Trailer	28	30	48	55
Segment EBITDA	84	87	156	168
Unallocated legacy and corporate costs, net	(3)	—	1	(2)
Adjusted EBITDA	81	87	157	166
Interest expense, net	(21)	(21)	(43)	(40)
Provision for income taxes	(7)	(6)	(14)	(13)
Depreciation and amortization	(16)	(17)	(31)	(32)
Noncontrolling interests	—	—	(1)	(1)
Loss on sale of receivables	(2)	(1)	(4)	(3)
Restructuring costs	(2)	(3)	(3)	(6)
Income from Continuing Operations, net of tax, attributable to Meritor, Inc.	33	39	61	71
Income (Loss) from Discontinued Operations, net of tax, attributable to Meritor, Inc.	(1)	4	(3)	1
Net income attributable to Meritor, Inc.	$32	$43	$58	$72

Adjusted EBITDA Margin (1)	9.9%	10.1%	9.6%	9.5%
(1) Adjusted EBITDA margin equals Adjusted EBITDA divided by consolidated sales from continuing operations.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Six Months Ended March 31,
	2016	2015
OPERATING ACTIVITIES
Income from continuing operations	$62	$72
Adjustments to income from continuing operations:
Depreciation and amortization	31	32
Restructuring costs	3	6
Loss on debt extinguishment	—	1
Equity in earnings of affiliates	(17)	(18)
Pension and retiree medical expense	10	14
Other adjustments to income from continuing operations	2	5
Dividends received from equity method investments	19	10
Pension and retiree medical contributions	(22)	(24)
Restructuring payments	(4)	(3)
Changes in off-balance sheet accounts receivable factoring	(51)	40
Changes in assets and liabilities	7	(99)
Operating cash flows provided by continuing operations	40	36
Operating cash flows used for discontinued operations	(1)	(7)
CASH PROVIDED BY OPERATING ACTIVITIES	39	29
INVESTING ACTIVITIES
Capital expenditures	(47)	(23)
Other investing activities	3	—
Net investing cash flows provided by discontinued operations	4	4
CASH USED FOR INVESTING ACTIVITIES	(40)	(19)
FINANCING ACTIVITIES
Repayment of notes	(55)	(16)
Repurchase of common stock	(43)	(16)
Other financing activities	(2)	(6)
CASH USED FOR FINANCING ACTIVITIES	(100)	(38)
EFFECT OF CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	2	(12)
CHANGE IN CASH AND CASH EQUIVALENTS	(99)	(40)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	193	247
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$94	$207

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015(1)	2016	2015(1)
Income from continuing operations attributable to Meritor, Inc.	$33	$39	$61	$71
Adjustments (net of tax):
Restructuring costs	2	3	3	6
Non-cash tax expense	3	1	5	2
Adjusted income from continuing operations attributable to Meritor, Inc., net of tax	$38	$43	$69	$79

Diluted earnings per share from continuing operations	$0.36	$0.38	$0.65	$0.70
Impact of adjustments on diluted earnings per share	0.05	0.04	0.09	0.07
Adjusted diluted earnings per share from continuing operations	$0.41	$0.42	$0.74	$0.77

Diluted average common shares outstanding	92.5	102.9	93.5	102.0
(1) The three and six months ended March 31, 2015 have been recast to reflect non-cash tax expense.

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Cash flows provided by operating activities	$44	$38	$39	$29
Capital expenditures	(25)	(11)	(47)	(23)
Free cash flow	$19	$27	$(8)	$6

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